Exhibit 99.1

MICT Completes Acquisition of

Operating Business and Assets of Tingo, Inc.

Completion of the Acquisition Provides MICT the Following Significant and Immediate Benefits:

▪	Ownership of 100% of Tingo, Inc.’s Operating Business and Assets (namely Tingo Mobile Limited)

▪	Consolidation of 100% of Tingo Mobile’s Revenues and Income into MICT from Today (annualized revenue run rate approaching USD $1.2 billion and net income before tax run rate approaching USD $650 million – as reported within Tingo, Inc.’s Q3 2022 Form 10-Q)

▪	Consolidation of 100% of Tingo Mobile’s Balance Sheet into MICT (Cash at September 30, 2022 amounted to $247 million and Total Assets amounted to $1.51 billion)

▪	The opportunity to globalize and dollarize an already established rapidly growing and highly scalable fintech and agri-fintech business

MONTVALE, NJ – December 01, 2022 – MICT, Inc. (NASDAQ: MICT) (“MICT”) has today completed the previously announced acquisition of 100% of the operating business and assets of Tingo, Inc. (“Tingo”) (OTC:TMNA), via its purchase of Tingo Mobile Limited (“Tingo Mobile”). As the consideration for the acquisition, MICT is issuing 19.9% of its common stock to Tingo, together with Series A Preferred Stock and Series B Preferred Stock, each of which are convertible into shares of MICT’s common stock upon certain conditions being satisfied.

Darren Mercer, Chief Executive Officer of MICT, commented: “When we embarked in 2021 on our search for value accretive business acquisitions in the fintech sector, which would either provide access to new markets for our current suite of products or with new platforms to introduce into our existing markets, we never dreamt of finding an opportunity as valuable as this and with such a strong synergistic fit. Tingo Mobile not only shares our goal of promoting financial inclusion, it also uses its platforms to tackle one of humanity’s biggest challenges, namely the global food security crisis.

“We firmly believe we have acquired one of the world’s most exciting agri-fintech and fintech businesses. As reported in Tingo’s Q3 results, Tingo Mobile is already highly profitable and growing strongly. Within the past few weeks, Tingo Mobile has delivered a number of major trade deals, which not only are expected to result in a more than tripling of current customer numbers, but also marks the commencement of its global expansion.

“The completion of this acquisition markedly strengthens our balance sheet and makes us immediately significantly profitable. We therefore expect to report substantial earnings for Q4 2022, followed by material quarter over quarter growth in both revenues and profitability in 2023 and beyond.

“With a wealth of considerable new opportunities for MICT as a result of this merger, our focus now is to deliver substantial revenue and earnings growth and maximize shareholder value, including through the dollarization and globalization of the business. The Board believes that this acquisition provides MICT with the opportunity to become a highly profitable global fintech powerhouse.”

Dozy Mmobuosi, Founder of Tingo Mobile, commented: “We are delighted to complete our merger with MICT, fulfilling our longstanding ambitions of achieving a Nasdaq listing for Tingo Mobile.

“Today’s merger is enabling us to accelerate upon our ambitious global expansion strategy, which in turn is already beginning to dollarize our business, a trend that is expected to continue and grow throughout 2023 and beyond. With sizeable new opportunities in both Africa and Southeast Asia already well advanced, being part of the MICT group strengthens the infrastructure and framework to support such rapid global expansion.

“The mutual benefits brought to each party by this transaction are already making material differences to the enlarged group. I remain very excited about the abundance of opportunities we have for Tingo Mobile and MICT, both in our immediate and long-term future.”

About MICT

MICT is a financial technology business principally focused on the growth and development of a suite of consumer fintech services across approximately 130 cities in China, with planned expansion into additional markets. MICT has developed highly scalable proprietary platforms for insurance products (B2B, B2B2C and B2C) and financial services/products (B2C), the technology for which is highly adaptable for other applications and markets. MICT has acquired and holds the requisite license and approvals with the Hong Kong Securities and Futures Commission to deal in securities and provide securities advisory and asset management services. MICT also has memberships/registrations with the Hong Kong Stock Exchange and the requisite Hong Kong and China Direct clearing companies. MICT’s financial services business and first financial services product, the Magpie Invest app, is able to trade securities on NASDAQ, NYSE, TMX, HKSE, China Stock Connect, LSE, the Frankfurt Stock Exchange and the Paris Stock Exchange.

About Tingo

Tingo, through its wholly owned subsidiary, Tingo Mobile, is the leading Agri-Fintech company operating in Africa, with a marketplace platform that empowers social upliftment through mobile, technology and financial access for rural farming communities. Tingo Mobile’s novel “device as a service” model allows it to add market leading applications to enable customers to trade, buy top ups, pay bills, access insurance and lending services. With 9.3 million existing customers, Tingo Mobile is seeking to expand its operations across select markets in Africa. Tingo Mobile’s strategic plan is to become the eminent Pan-African Agri-Fintech business delivering social upliftment and financial inclusion to millions of SME farmers and women-led businesses.

Tingo Mobile offers its comprehensive platform service through use of smartphones – ‘device as a service’ (using GSM technology) -- to empower a marketplace to enable subscribers/farmers within and outside of the agricultural sector to manage their commercial activities of growing and selling their production to market participants both domestically and internationally. The ecosystem provides a ‘one stop shop’ solution to enable such subscribers to manage everything from airtime top ups, bill pay services for utilities and other service providers, access to insurance services and micro finance to support their value chain from ‘seed to sale’.

As of September 30, 2022, Tingo Mobile had approximately 9.3 million subscribers using its mobile phones and Nwassa platform. Nwassa is Africa’s leading digital agriculture ecosystem that empowers rural farmers and agri-businesses by using proprietary technology to enable access to markets in which they operate. Farm produce can be shipped from farms across Africa to any part of the world, in both retail and wholesale quantities. Nwassa’s payment gateway also has an escrow structure that creates trust between buyers and sellers. Tingo Mobile’s system provides real-time pricing, straight from the farms, eliminating middlemen. Tingo Mobile’s users pay for produce bought using available pricing on its platform.

Cautionary Note Regarding Forward-Looking Statements

Certain statements made herein contain, and certain oral statements made by representatives of MICT and Tingo and their respective affiliates, from time to time may contain, “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. MICT’s and Tingo’s actual results may differ from their expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “might” and “continues,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, MICT’s and Tingo’s expectations with respect to future performance and anticipated financial impacts of the Business Combination, the satisfaction of the closing conditions to the Business Combination and the timing of the completion of the Business Combination. These forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from expected results. Most of these factors are outside of the control of MICT or Tingo and are difficult to predict. Factors that may cause such differences include but are not limited to: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement (as defined below); (2) the inability to complete the Business Combination, including due to the failure to obtain approval of the stockholders of MICT or Tingo or other conditions to closing in the Merger Agreement; (3) the inability to obtain or maintain the listing of MICT’s common stock on Nasdaq following the Business Combination; (4) the risk that the Business Combination disrupts current plans and operations of Tingo or MICT as a result of the announcement and consummation of the Business Combination; (5) the ability to recognize the anticipated benefits of the Business Combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth economically and hire and retain key employees; (7) the inability to complete the Business Combination due to inability to obtain regulatory approval; (8) changes in applicable laws or regulations; (10) the possibility that MICT or Tingo may be adversely affected by other economic, business, and/or competitive factors; and (11) the impact of the global COVID-19 pandemic on any of the foregoing risks and other risks and uncertainties to be identified in the proxy statement/prospectus (when available) relating to the Business Combination, including those under “Risk Factors” therein, and in other filings with the SEC made by MICT and Tingo. The foregoing list of factors is not exclusive. Readers are referred to the most recent reports filed with the SEC by MICT and Tingo. Readers are cautioned not to place undue reliance upon any forward-looking statements, which speak only as of the date made. MICT and Tingo undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, subject to applicable law.

No Solicitation

This Press Release does not constitute a solicitation of a proxy, consent or authorization with respect to any securities or in respect of the Business Combination.

ADDITIONAL INFORMATION

MICT intends to file with the SEC a preliminary proxy statement of MICT in connection with Business Combination. The definitive proxy statement and other relevant documents will be mailed to stockholders of MICT as of a record date to be established for voting on the Business Combination. Stockholders of MICT and other interested persons are advised to read, when available, the preliminary proxy statement, and amendments thereto, and the definitive proxy statement in connection with MICT’s solicitation of proxies for the special meeting to be held to approve the Business Combination because these documents will contain important information about MICT, Tingo and the Business Combination. Stockholders will also be able to obtain copies of the proxy statement, without charge, once available, on the SEC’s website at www.sec.gov.

Participants in the Solicitation

MICT and Tingo and certain of their respective directors, executive officers, other members of management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies from the stockholders of MICT in favor of the approval of the Business Combination.

Additional information regarding the interests of such potential participants will also be included in the Proxy Statement and other relevant documents when they are filed with the SEC. Free copies of these documents may be obtained as described in the preceding paragraph.

Investor Relations Contact

Chris Tyson/Larry Holub

949-491-8235

MICT@mzgroup.us

www.mzgroup.us

MICT Inc. Contact Information
Email: info@mict-inc.com
Phone: (201) 225-0190

Tingo, Inc. Contact Information
Rory Bowen
Chief of Staff – Tingo, Inc.

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